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                                                                    Exhibit 99.a


                     RONSON CORPORATION REPORTS NET EARNINGS
                             AND SALES FOR YEAR 2004


Somerset, N.J., March 4, 2005 - Ronson Corporation (NASDAQ SmallCap RONC). Ronson Corporation (the "Company") today reported its sales and earnings for the year 2004.

Sales
-----

The Company's Net Sales were $28,483,000 in the year 2004 as compared to $26,740,000 in the year 2003, an increase of 7%.

Net Earnings
------------

The Company's Net Earnings in the year 2004 were $193,000 as compared to $703,000 in the year 2003.

Earnings From Operations
------------------------

The Company's Earnings from Operations in the year 2004 were $922,000 as compared to $1,461,000 in the year 2003.

The Company's Earnings from Operations were after other charges of $145,000 and $460,000 (before income taxes) in 2004 and 2003, respectively, due to litigation costs related to a shareholder derivative action, net of the associated insurance.

Dividends
---------

As previously reported, on February 15, 2005, the Company's Board of Directors declared a regular quarterly cash dividend on the Company's common stock of $.01 per common share. The dividend is payable on March 18, 2005 to stockholders of record March 1, 2005.

The Company's Board of Directors on February 15, 2005, also declared a 5% stock dividend on the Company's outstanding common stock. The 5% stock dividend is payable on April 15, 2005, to stockholders of record April 1, 2005. The 5% stock dividend will increase the outstanding common shares of the Company by about 206,000 to about 4,322,000 shares.


Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, charter, avionics and hangar/office leasing.


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                                                                     Page 5 of 6


                                    RONSON CORPORATION
                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         2004                   2003
                                                         ----                   ----
FOR THE QUARTER ENDED DECEMBER 31:
Net Sales                                            $  8,079,000           $  7,044,000
Earnings before Other Charges, Interest,
  Other Items and Income Taxes                            136,000                618,000
Other Charges, net (1)                                     30,000 (1)             87,000 (1)
Earnings from Operations                                  106,000                531,000
Earnings (Loss) before Income Taxes                       (22,000)               437,000
Income Tax Expense                                         (3,000)               162,000
Net Earnings (Loss)                                       (19,000)               275,000

Net Earnings (Loss) per Common Share (3,4):
  Basic                                              $         --           $        .06
  Diluted                                                      --                    .06

Average Common Shares Outstanding (3,4):
  Basic                                                 4,322,000              4,257,000
  Diluted                                               4,322,000              4,376,000

FOR THE YEAR ENDED DECEMBER 31:

Net Sales                                            $ 28,483,000           $ 26,740,000
Earnings before Other Charges, Interest,
  Other Items and Income Taxes                          1,067,000              1,921,000
Other charges, net (1)                                    145,000 (1)            460,000 (1)
Earnings from Operations                                  922,000              1,461,000
Earnings before Income Taxes                              504,000              1,151,000
Income Tax Expense                                        311,000 (2)            448,000
Net Earnings                                              193,000                703,000

Net Earnings per Common Share (3,4):
  Basic                                              $        .04           $        .16
  Diluted                                                     .04                    .16

Average Common Shares Outstanding (3,4):
  Basic                                                 4,284,000              4,241,000
  Diluted                                               4,368,000              4,322,000


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                                                                     Page 6 of 6


FOOTNOTES:
----------

   (1) The fourth quarters and years of 2004 and 2003 included other charges which were the legal fees incurred as a result of the derivative action filed by a stockholder, net of related insurance reimbursements.

   (2) The income tax expenses in the year 2004 included an accrual of state income taxes of $122,000 ($81,000 net of the federal income tax effect). This accrual related to the Company's appeal of an assessment by the State of New Jersey of $122,000 in income taxes for the years 1997-2000. In June 2004 the New Jersey Tax Court upheld the assessment by the State of New Jersey. The Company has appealed the decision of the Tax Court.

   (3) Basic Net Earnings per Common Share provides for quarterly cumulative preferred dividends with no conversion of preferred shares to common shares. Provisions were made for cumulative preferred dividends of approximately $2,000 in the fourth quarter of 2003, $2,000 in the year 2004 and $7,000 in the year 2003.

        Diluted Net Earnings per Common Share assumes no provision for the quarterly cumulative preferred dividends with full conversion of all preferred shares to common shares and includes the dilutive effect of outstanding stock options. The assumed conversion of preferred shares to common shares and the stock options were anti-dilutive for the quarter ended December 31, 2004, and, therefore, were excluded from the computation of Diluted Net Earnings (Loss) per Common Share for that period.

   (4) On February 15, 2005, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. For the years ended December 31, 2004 and 2003, the number of shares include the 5% stock dividends declared in February 2005 and February 2004 and the per share amounts have been retroactively adjusted to reflect the 5% stock dividends.

This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.